Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

GALAXY UNIVERSAL LLC,

GALAXY APEX MERGER SUB, INC.

THE CREDIT PARTY REPRESENTATIVE

and

APEX GLOBAL BRANDS INC.

Dated as of February 16, 2021

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TABLE OF CONTENTS

ARTICLE I THE MERGER		2

Section 1.01	The Merger	2
Section 1.02	Closing	2
Section 1.03	Effective Time	2
Section 1.04	Effects of the Merger	2
Section 1.05	Certificate of Incorporation; By-Laws	3
Section 1.06	Directors and Officers	3

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; CLOSING PAYMENTS		3

Section 2.01	Effect of the Merger on Capital Stock	3
Section 2.02	Surrender and Payment.	4
Section 2.03	Dissenting Shares	6
Section 2.04	Adjustments.	7
Section 2.05	Withholding Rights	7
Section 2.06	Lost Certificates	7
Section 2.07	Treatment of Stock Options and Other Stock-Based Compensation.	7
Section 2.08	Treatment of Warrants	8
Section 2.09	Credit Party Payment Amount.	8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12

Section 3.01	Organization; Standing and Power; Charter Documents; Subsidiaries.	12
Section 3.02	Capital Structure.	13
Section 3.03	Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.	16
Section 3.04	SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements; Accounts Payable; Accounts Receivable.	18
Section 3.05	Absence of Certain Changes or Events	21
Section 3.06	Taxes.	21
Section 3.07	Intellectual Property.	23
Section 3.08	Compliance; Permits.	25
Section 3.09	Litigation	25
Section 3.10	Brokers’ and Finders’ Fees	25
Section 3.11	Employee Matters.	26
Section 3.12	Real Property.	30
Section 3.13	Environmental Matters.	31
Section 3.14	Material Contracts.	32

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of February 16, 2021, by and among Apex Global Brands Inc., a Delaware corporation (the “Company”), Eugene Robin, solely with respect to Sections 2.09, 6.18, 6.22 and 6.23 and in his capacity as representative, agent and attorney-in-fact (the “Credit Party Representative”), Galaxy Universal LLC, a Delaware limited liability company (“Parent”), and Galaxy Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $0.02 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Debt Financing Sources have executed and delivered the Debt Commitment Letter and the Credit Parties have executed and delivered the Credit Party Representative Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company holding a voting interest in the aggregate of approximately 30% of the issued and outstanding Company Common Stock have entered into voting agreements in the form attached hereto as Exhibit A, with Parent (the “Voting Agreements”), dated as of the date hereof, pursuant to which, on the terms set forth therein, among other things, each such stockholder has agreed to provide a written consent or vote (or cause to be voted), in person or by proxy, all of its shares of Company Common Stock in favor of the Merger;

WHEREAS, the respective Boards of Directors or similar governing bodies of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective equityholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL or the Delaware Limited Liability Company Act; and

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WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article I

The Merger

Section 1.01The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Los Angeles, California time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder and by Law, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, San Diego, California 92130 or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

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Section 1.05Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 1.06Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Article II

Effect of the Merger on Capital Stock; CLOSING PAYMENTS

Section 2.01Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $2.00 in cash, without interest (such amount per share, the “Merger Consideration”).

(c)Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

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(d)Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02Surrender and Payment.

(a)Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. In connection therewith, Parent and the Company shall enter into an agreement with the Payment Agent in form reasonably acceptable to Parent and the Company.  On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than: (A) Cancelled Shares; and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time (but in any event no more than three (3) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly

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executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent or Parent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States; (ii) short-term commercial paper rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation; (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available); or (iv) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

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(f)Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time, or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands and any other Proceeding brought against the Company by a current or former equityholder related to the transactions contemplated hereby, including those that take place prior to the Effective Time, except for any claims for breach of duty, any commercial claims or any claims which are not brought primarily by a stockholder of the Company to enforce its rights under Section 262 of the DGCL. Except with the prior written consent of Parent, the Company shall not make any

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payment with respect to, or settle, or offer to settle, any such demands. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall not be entitled to exercise any of the voting or other rights of a stockholder of the Surviving Corporation.

Section 2.04Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, including any rights to acquire capital stock of the Company or equity awards with a value derived from the value of any capital stock of the Company, shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted such that the aggregate amount payable to the holders of Company Common Stock at the Closing shall remain the same as would have been payable in the absence of such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Paying Agent and timely remitted to the appropriate Tax Governmental Entity, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.07Treatment of Stock Options and Other Stock-Based Compensation.

(a)Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any Company Stock Plan or otherwise immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

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(b)Company RSUs. The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit covering shares of Company Common Stock (each, a “Company RSU”) that is outstanding under any Company Stock Plan or otherwise immediately prior to the Effective Time, whether or not then vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and be cancelled and converted automatically into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company RSU; multiplied by (ii) the Merger Consideration (such amount to be subject to withholding in accordance with Section 2.05). (such amount payable pursuant to this Section 2.07(c) the “RSU Payments”).

(c)Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary or appropriate to effectuate the provisions of Section 2.07(a) and Section 2.07(b), without the payment of any additional consideration or provision of any additional benefit.

Section 2.08Treatment of Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of Company Common Stock that is listed on Section 2.08 of the Company Disclosure Letter (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant (each, a “Replacement Warrant”) to each holder thereof providing that such Replacement Warrant shall be exercisable for an amount in cash, without interest, equal to the product of: (a) the aggregate number of shares of Company Common Stock in respect of such Warrant; multiplied by (b) the excess, if any, of the Merger Consideration over the per share exercise price under such Warrant. For the avoidance of doubt, in the event that the per share exercise price under any Warrant is equal to or greater than the Merger Consideration, such Warrant shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such Replacement Warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.

Section 2.09Credit Party Payment Amount.

(a)The Company has delivered to Parent the statement, certified, to reasonable belief, by the Chief Executive Officer or Chief Financial Officer of the Company, attached hereto as Exhibit D (the “Projected Closing Statements”), setting forth the Company’s good faith calculation and estimate of (A) the Cash, (B) the Working Capital Adjustment Amount, (C) the Closing Date Indebtedness, (D) the amount of Company Transaction Expenses as of immediately prior to the Closing, and (E) the Credit Party Closing Payment Amount (together, the “Estimated Closing Statements”).

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(b)No later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Credit Party Representative a statement (the “Estimated Closing Statements”), certified, to reasonable belief, by the Chief Executive Officer or Chief Financial Officer of the Company, setting forth the Company’s good faith calculation and estimate of (A) the Cash, (B) the Working Capital Adjustment Amount, (C) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (D) the amount of Company Transaction Expenses as of immediately prior to the Closing, and (E) the amount of the Excess Accrued Senior Interest (the “Estimated Excess Accrued Senior Interest”).  The Company shall (x) promptly provide any additional information reasonably requested by Parent and its Representatives or the Credit Party Representative and its Representatives and provide Parent and its Representatives and the Credit Party Representative and its Representatives with reasonable access to the books and records of the Company that are or can reasonably be expected to be relevant to the calculations set forth in the Estimated Closing Statements in connection with their review thereof, with such access to be subject to reasonable advance written notice and to be provided solely during regular business hours and under reasonable circumstances, subject to restrictions under applicable Law, and (y) consult with and consider in good faith any comments provided by Parent or its Representatives and the Credit Party Representative and its Representatives to the calculation of the amounts set forth on the Estimated Closing Statements, and (z) deliver the Estimated Closing Statements, as modified, to the extent appropriate to reflect the comments received, if any, from Parent or its Representatives at least three (3) Business Days prior to the Closing.

(c)No later than February 15, 2022, Parent and the Surviving Corporation shall prepare and deliver to the Credit Party Representative a statement (the “Closing Statements”) setting forth the Surviving Corporation’s good faith calculation of (i) the Cash, (ii) the Closing Date Indebtedness, (iii) the amount of Company Transaction Expenses as of immediately prior to the Closing, (iv) the value of NOL Refunds, (v) the Working Capital Adjustment Amount, (vi) the amount of the Excess Accrued Senior Interest and (vii) the amount of the Royalty Payments. The Credit Party Representative will have thirty-five (35) days after its receipt thereof to review the Closing Statements. The Surviving Corporation shall cooperate with Credit Party Representative and its Representatives in their review of the Closing Statements, including providing the Credit Party Representative with access during normal business hours to the relevant books, records and finance employees of the Surviving Corporation, and any other information that the Credit Party Representative reasonably requests in connection with the Closing Statements and the determination of the Adjustment Amount, with such access to be subject to reasonable advance written notice and to be provided solely during regular business hours and under reasonable circumstances, subject to restrictions under applicable Law. The Credit Party Representative will deliver notice (the “Statement of Objection”) to the Surviving Corporation on or prior to the thirty-fifth (35th) day after receipt of the Closing Statements specifying in reasonable detail all disputed items, if any, and the basis therefor. If the Credit Party Representative fails to deliver such notice in such thirty-five (35) day period, the Credit Party Representative will have waived its right to contest the Closing Statements, and the amounts set forth therein shall become final and binding. If the Credit Party Representative delivers the Statement of Objection in such thirty-five (35) day period, the Credit Party Representative and Surviving Corporation will, for a period of thirty (30) days following the date of such notice, attempt to resolve their differences and any written resolution agreed by them as to any disputed amount will be final and binding for all purposes under this Agreement.

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(d)If the Credit Party Representative and the Surviving Corporation fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the thirty (30) day period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed between the Credit Party Representative and the Surviving Corporation (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statements and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall be paid by the Credit Party Representative, on the one hand, and the Surviving Corporation, on the other hand, based upon the percentage that the amount of Disputed Amounts actually contested but not awarded to the Credit Party Representative or the Surviving Corporation, respectively, bears to the aggregate amount of Disputed Amounts actually contested by the Credit Party Representative and the Surviving Corporation. For the avoidance of doubt, if the total of all Disputed Amounts were equal to $100,000 and the Independent Accountant determined that $75,000 of such Disputed Amount be awarded to the Credit Party Representative, then the Surviving Corporation would be liable for 75% of the fees and expenses of the Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable, but no later than thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts shall be conclusive and binding upon the parties hereto.

(e)Subject to the terms and conditions hereof, within five (5) Business Days after the final determination of the Adjustment Amount pursuant to Section 2.09(c) and (d):

(i)If the Adjustment Amount is a positive number, then Parent shall (x) pay, or cause to be paid, to the Credit Parties, an aggregate amount in cash equal to such positive amount (apportioned as set forth in a certified statement delivered to Parent by the Credit Party Representative); provided, that Parent and its Affiliates (including the Surviving Corporation after the Closing) shall have no liability for, and the Credit Parties shall indemnify Parent and its Affiliates (including the Surviving Corporation after the Closing) with respect to, any Liability or claims related to or arising from the calculation of each Credit Party’s portion of such amount, and (y) immediately thereafter, Parent and the Credit Party Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly (and in any event, no later than two (2) Business Days from the receipt of such joint written instruction by the Escrow Agent) from the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with the Escrow Agreement all proceeds in the Adjustment Escrow Account to the Credit Parties (apportioned as set forth in a certified statement delivered to the Escrow Agent by the Credit Party Representative).

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(ii)If the Adjustment Amount is a negative number, then Parent and the Credit Party Representative shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Adjustment Escrow Account by wire transfer of immediately available funds in accordance with the Escrow Agreement (A) an amount equal to the lesser of (x) the absolute value of the Adjustment Amount and (y) the funds remaining in the Adjustment Escrow Account to the Surviving Corporation, and (B) the funds remaining in the Adjustment Escrow Account after giving effect to clause (A) (if any) to the Credit Parties (apportioned as set forth in a certified statement delivered to the Escrow Agent by the Credit Party Representative).

(f)At the Closing, Parent shall:

(i)pay, or cause to be paid, the Company Transaction Expenses that are payable on the Closing Date by wire transfer of immediately available funds as directed by each payee thereof and set forth in the Estimated Closing Statements;

(ii)pay, or cause to be paid, the Indebtedness of the Company that is payable on the Closing Date by wire transfer of immediately available funds as directed by each payee thereof and set forth in the Estimated Closing Statements and any applicable payoff letter;

(iii)pay, or cause to be paid, to the Credit Parties, an aggregate amount equal to the Credit Party Closing Payment Amount (apportioned as set forth in a certified statement delivered to Parent by the Credit Party Representative at least three (3) Business Days prior to the Closing Date) by wire transfer of immediately available funds; provided, that Parent and its Affiliates (including the Surviving Corporation after the Closing) shall have no liability for, and the Credit Parties shall indemnify Parent and its Affiliates (including the Surviving Corporation after the Closing) with respect to, any Liability or claims related to or arising from the calculation of each Credit Party’s portion of the Credit Party Closing Payment Amount;

(iv)pay, or cause to be paid, to the Surviving Corporation by wire transfer of immediately available funds to an account designated by the Surviving Corporation, an amount equal to the aggregate RSU Payments payable to the holders of Company RSUs for prompt distribution to each holder in respect of such holder’s Company RSUs through the Surviving Corporation’s payroll system (such payment to be net of applicable withholding in accordance with Section 2.05); and

(v)deliver, or cause to be delivered, (A) to the Escrow Agent in accordance with the terms of the Escrow Agreement an amount equal to the Adjustment Escrow Amount to be held in the Adjustment Escrow Account and (B) if the Company has not received the PPP Forgiveness Notice prior to the Closing, to the PPP Loan Escrow Agent in accordance with the PPP Loan Escrow Agreement an amount equal to the PPP Loan Escrow Amount to be held in the PPP Loan Escrow Account.

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(g)The calculations of Cash, Closing Date Indebtedness, Company Transaction Expenses, Working Capital Adjustment Amount and Excess Accrued Senior Interest in the Estimated Closing Statements and the Closing Statements (and the determination of the Independent Accountant) shall be in accordance with the definitions of such terms contained herein and the principles and methodologies set forth in Schedule 2.09(g).  From the Closing until the final determination of the Adjustment Amount, upon request of the Credit Party Representative (subject to the Credit Party Representative entering into an acceptable confidentiality agreement), the Surviving Corporation shall provide to the Credit Party Representative copies of any quarterly royalty reports provided by Carolina to the Surviving Corporation after the Closing.

Article III

Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the disclosure letter, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), that relates to such Section or another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure without reference to, or review of, the applicable matter, document or other item disclosed therein that such disclosure is applicable to such Section, and except as disclosed in the body of the Company SEC Documents (i.e., not including the exhibits or incorporated documents), other than any forward looking disclosures set forth under the captions “Risk Factors”, “Cautionary Note Regarding Forward Looking Statements” and any other disclosures contained or referenced therein to the extent such disclosures are predictive, cautionary or forward-looking in nature, the Company hereby represents and warrants to Parent and Merger Sub as follows as of the date hereof and as of the Closing Date:

Section 3.01Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except where the failure to be in good standing, would not reasonably be expected to be material to the Company. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction listed on Section 3.01(a) of the Company Disclosure Letter, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to be material to the Company.

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(b)Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective Charter Documents.

(c)Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company as of the date hereof and its place of organization. Section 3.01(c)(ii) of the Company Disclosure Letter sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or other equity or voting interests in, any Person.

Section 3.02Capital Structure.

(a)Capital Stock. The authorized capital stock of the Company consists of: (i) 10,000,000 shares of Company Common Stock; and (ii) 1,000,000 shares of preferred stock, par value $0.02 per share, of the Company (the “Company Preferred Stock”). As of the close of business on January 30, 2021: (A) 566,930 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. No Subsidiary of the Company owns any shares of Company Common Stock.

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(b)Stock Awards.

(i)As of the close of business on January 30, 2021, an aggregate of 4,362 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on January 30, 2021, 6,613 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options and 6,646 of shares of Company Common Stock were reserved for issuance pursuant to outstanding Company RSUs. The per share exercise price under each Company Stock Option is equal to or greater than the Merger Consideration. Section 3.02(b)(i)(1) of the Company Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. With respect to each Company Stock Option, (x) the grant thereof was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms effective (the “Grant Date”) by all necessary corporate action, (y) such Company Stock Option was granted in compliance in all material respects with all applicable laws and all of the terms and conditions of the Company Stock Plans and has an exercise price that is equal to or greater than the fair market value of the underlying shares of Company Common Stock on the applicable Grant Date, and (z) no modifications have been made to such Company Stock Option following the Grant Date.  All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Except for the Company Stock Plans, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events) or contain any obligation to grant a Company Equity Award that has not been satisfied in full prior to the date hereof. Other than the Company Equity Awards as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements, rights or commitments to acquire from the Company or any of its Subsidiaries or to subscribe to, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital

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stock of (or securities convertible into or exchangeable for Voting Debt or shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, all outstanding Warrants, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)No Voting Debt; Warrants. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”). As of the date hereof, an aggregate of 94,695 shares of Company Common Stock are subject to, and 94,695 shares of Company Common Stock are reserved for issuance upon exercise of, the Warrants.

(d)Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries or to subscribe to, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

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Section 3.03Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no approvals or other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities, or other equity interests, or result in any loss of a material benefit under, or require any Consent under, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to be material to the Company.

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(c)Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of the Nasdaq National Market (the “Nasdaq”); (iv) the other Consents of Governmental Entities listed in Section 3.03(c) of the Company Disclosure Letter (the “Other Governmental Approvals”); and (v) such other Consents which if not obtained or made would not reasonably be expected to be material to the Company.

(d)Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way as of the date hereof, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)Anti-Takeover Statutes. Except for Section 203 of the DGCL, to the Knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. Assuming that the representations of Parent and Merger Sub set forth in Section 4.06 are true and correct, the Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has in effect a “poison pill”, stockholder rights plan or other similar plan or agreement.

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Section 3.04SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements; Accounts Payable; Accounts Receivable.

(a)SEC Filings. The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference therein) required to be filed or furnished by it with the SEC since January 31, 2018 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC. There has been no material change to the business or prospects of the Company or any of its Subsidiaries from that disclosed in the Company SEC Documents.

(b)Financial Statements. Each of the audited or unaudited consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in accordance with GAAP in all material respects the consolidated financial position and the results of operations,

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changes in stockholders’ equity, and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are effective in ensuring that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since the Company Balance Sheet Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)Undisclosed Liabilities. The unaudited balance sheet of the Company dated as of October 31, 2020 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities, and no properties or assets of the Company or any of its Subsidiaries are subject to any Liens (other than Permitted Liens), other than Liabilities or Liens that: (i) are fully reflected or reserved against in the Company Balance Sheet (including the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) do not exceed $100,000 in the aggregate.

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(f)Off-Balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) or any other arrangement where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(g)Accounts Payable; Accounts Receivable. Each of the accounts payable, accounts receivable (and any reserves or allowances thereto) and notes receivable of the Company arose from bona fide transactions consummated in the ordinary course of business and has been calculated and recorded in accordance with GAAP.  No contra account, set-off, defense, counterclaim, allowance or adjustment has been asserted or, to the Knowledge of the Company, threatened by any of the account debtors of such accounts receivable and notes receivable.  The execution of this Agreement or the occurrence of the Closing of the transactions set forth herein shall not give cause to any acceleration or discounting in the accounts receivable or increase in the accounts payable. There have been no material write-offs or delays in collection of notes and accounts receivable as a result of or otherwise arising out of the COVID-19 virus or COVID-19-related Laws or Orders through the Closing Date.  As of the date hereof, the Company does not expect there to be any, and, to the Knowledge of the Company, there is no reasonable basis for, any material write-offs or delays in collection of notes and accounts receivable following the Closing Date as a result of or otherwise arising out of the COVID-19 virus or COVID-19-related Laws or Orders.

(h)Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Other than as disclosed in the SEC Documents, the Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)CARES Act. None of the Company or any of its Subsidiaries has applied for or accepted either (i) any loan pursuant to PPP in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (iii) any loan or funds from similar Law enacted by Governmental Entity in any state, local, or foreign jurisdictions in response to the COVID-19 virus.

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(j)Company Subsidiaries. None of the Company Subsidiaries is, or has at any time since the date of the Company Balance Sheet been, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Section 3.05Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business, (b) there has not been or occurred any Company Material Adverse Effect and (c) none of the Company or its Subsidiaries has taken any action or committed or agreed to take any action that would be prohibited by Section 6.01 if such action were taken on or after the date hereof without the prior written consent of the Parent.

Section 3.06Taxes.

(a)Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 28, 2017.

(c)Withholding. The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

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(d)Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) ) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

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(k)Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(l)CARES Act. The Company and each of its Subsidiaries are qualified for any deferral of payroll Taxes they have taken and any employee retention credit it has claimed pursuant to Section 2301 and 2302 of the CARES Act.

(m)Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07Intellectual Property.

(a)Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and each of its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens and licenses granted pursuant to a Company IP License set forth on Section 3.14(a)(xii) of the Company Disclosure Letter.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or any of its Subsidiary’s right to own or use any Company-Owned IP or any Intellectual Property subject to any Company IP Agreement.

(c)Validity and Enforceability. As of the date of this Agreement, the Company-Owned IP and the Company and each of its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable. The Company and each of its Subsidiaries have taken commercially reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP.

(d)Non-Infringement. The conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person, and to the knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

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(e)IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f)Company IT Systems. In the prior 24 month period, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems, which has caused any material disruption to the business of the Company or any of its Subsidiaries or caused any material loss, destruction, damage, or harm of or to the Company, any of its Subsidiaries or their respective operations, personnel, property, or other assets. The Company and each of its Subsidiaries have taken commercially reasonable efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, procedures and technologies.

(g)Privacy and Data Security. The Company and each of its Subsidiaries have complied with (i) all applicable Laws pertaining to data protection, data privacy, data breach notification, cross-border data transfer, electronic and telephone communications and marketing, (ii) all internal or publicly posted policies, notices, and statements, (iii) any Contracts and/or applicable industry standards, concerning the collection, use, processing, storage, transfer, disclosure, and security of Personal Information in the conduct of the Company’s and its Subsidiaries’ businesses (collectively, “Data Protection Requirements”). Since the Company Balance Sheet Date, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, disclosure, or protection of Personal Information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries established and maintain, and have maintained, physical, technical, and administrative security measures and policies, compliant with applicable Data Protection Requirements, that protect the confidentiality, integrity, security, and availability of the Company’s software, systems, and websites that are involved in the collection and/or processing of Personal Information and/or business data.  The execution, delivery, and performance of this Agreement shall not cause, constitute, or result in a breach or violation of any Data Protection Requirement or other standard terms or service entered into by the users of the Company’s and its Subsidiaries’ services.

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Section 3.08Compliance; Permits.

(a)Compliance. The Company and each of its Subsidiaries are and, since the Company Balance Sheet Date, have been in compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for any such failure to comply as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since the Company Balance Sheet Date, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09Litigation. Since January 31, 2018, there is and has been no Legal Action pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries in their capacities as such. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, award or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”).

Section 3.10Brokers’ and Finders’ Fees. Except for fees payable to Houlihan Lokey (the “Company Financial Advisor”) pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Letter, a correct and complete copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

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Section 3.11Employee Matters.

(a)Schedule. Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries, or with respect to which the Company or any Company ERISA Affiliate has or may have any current or  potential Liability (collectively, the “Company Employee Plans”).

(b)Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; (vi) all actuarial valuation reports related to any Company Employee Plans; and (vii) the most recent written results of all required compliance testing.

(c)Employee Plan Compliance. (i) Each Company Employee Plan has been established, funded, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no circumstance exists that could result in the loss of such qualified status under Section 401(a) of the Code; or the imposition of any material liability, penalty or Tax under ERISA or the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by,

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and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or other Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (iv) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

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(e)Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”) (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

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(h)Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).  No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any Taxes required by Section 409A of the Code.

(i)Health Plan Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount or benefit that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.  No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code.

(k)Section 162(m) Compliance. No amount has been paid by the Company or any of its Subsidiaries, and no amount is expected to be paid by the Company or any of its Subsidiaries, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

(l)Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, pay equity, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees.

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(m)Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Company, no material work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Company Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no material Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

(n)Timely Payment of Employee Compensation. None of the Company nor any of its Subsidiaries is delinquent in payment to any of its current or former directors, officers, employees or consultants for any wages, fees, salaries, commissions, bonuses, or other direct compensation for service performed by them or amounts required to be reimbursed to such directors, officers, employees and consultants or in payments owned upon any termination of such person’s employment or service.

(o)Sexual Harassment or Misconduct. To the Knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries in the five (5) year period preceding the date hereof against any individual in his or her capacity as director or an employee of the Company or any of its Subsidiaries.

Section 3.12Real Property.

(a)Owned Real Estate. Neither the Company nor any Subsidiaries owns, or has ever owned, any real property.

(b)Leased Real Estate. Section 3.12(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document and the address of such Leased Real Estate). The Company has delivered to Parent a true and complete copy of each such Lease. With respect to each of the Leases and the Leased Real Estate: (i) the Company or its Subsidiary has a valid leasehold interest in such Leased Real Estate and such Lease is legal, valid, binding, enforceable,

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and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) there are no Liens on the estate created by such Lease other than Permitted Liens; (v) neither the Company, any Subsidiary, nor, to the Knowledge of the Company, any other party to the Lease, has any defenses, setoffs, claims or counterclaims under any Lease; (vi) there are no brokerage commissions due, or which are scheduled to become due, with respect to any Lease; (vii) the applicable lessor, sublessor, or licensor (as the case may be) under each Lease has completed all tenant improvement work and other alterations required to be performed by such party pursuant to such Lease; (viii) there is currently no ongoing construction work being performed at the Leased Real Estate by the Company, any Subsidiary, or the counterparty to any Lease other than normal maintenance and repairs being performed in the ordinary course of business; and (ix) to the Knowledge of the Company, there do not exist any actual, threatened, or contemplated condemnation or eminent domain proceedings that affect or in any way relate to any Leased Real Estate or any part thereof, and neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Entity or other Person to take or use all or any part thereof. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof, and there are no outstanding options or rights of refusal to purchase all or any part of the Leased Real Estate. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor the fulfillment of or compliance with the terms and conditions hereof, require the consent of any landlords or sublandlords pursuant to any Lease.

(c)Real Estate Used in the Business. The Leased Real Estate identified in Section 3.12(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries, and no real property other than the Leased Real Estate is necessary for the continued operation of the business of the Company and its Subsidiaries as currently conducted.

Section 3.13Environmental Matters.

(a)Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance in all material respects with all Environmental Laws, which compliance includes the possession, maintenance of, compliance in all material respects with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

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(b)No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.14Material Contracts.

(a)Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of the respective assets or properties are bound (excluding any Leases):

(i)any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii)any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $150,000;

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(iii)any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)any Contract that purports to limit the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit or hire any client or customer, or (C) operate in any geographical location;

(v)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person other than the sale of inventory in the ordinary course of business;

(vi)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties of the Company or any of its Subsidiaries;

(vii)any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party;

(viii)any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix)any partnership, joint venture, stockholder, voting trust, limited liability company agreement, or other agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person, including employees, or any similar Contract;

(x)any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

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(xi)any employee collective bargaining agreement or other Contract with any labor union;

(xii)any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii)any Contract entered into since January 31, 2018 related to the settlement or termination of any Legal Action involving a payment by or to the Company or any of its Subsidiaries in excess of $100,000 or that provides for any non-monetary obligations;

(xiv)Contract under which the Company is the lessee of or the holder or operator of any real or personal property owned by any other Person;

(xv)any Contract with any Related Party of the Company or any of its Subsidiaries;

(xvi)any Contract relating to the voting or control of equity securities, preemptive rights, registration rights, transfer restrictions, information rights, preferential purchase rights, tag-along rights, or drag-along obligations, in each case, relating to Company Securities or the holders of any Company Securities;

(xvii)any Contract with a Governmental Entity;

(xviii)any Contract with a Top Licensee;

(xix)any Contract for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges;

(xx)any other Contract under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $150,000 in any year and which is not otherwise described in clauses (i)–(xix) above; or

(xxi)any Contract which is not otherwise described in clauses (i)-(xx) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)Schedule of Material Contracts; Documents. Section 3.14(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent (i) correct and complete copies of all Company Material Contracts, including any amendments thereto, and (ii) a complete description of all oral Contracts to which any Company is a party or by which any of its assets or properties are bound.

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(c)No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company or its applicable Subsidiary, enforceable against it and, to the Knowledge of the Company, enforceable against the other parties thereto, in accordance with its terms, and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries has violated any material provision of, or failed to perform any material obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor any of its Subsidiaries is (with or without notice of lapse of time, or both) in material breach, or default, or has received written notice of material breach, or default, of any Company Material Contract, and, to the knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder. The ability of the Company or its applicable Subsidiary to perform all obligations required to be performed by it under the Company Material Contracts has not been materially limited or adversely affected by or as a result of the COVID-19 virus or any COVID-19-related Laws, Orders, guidance or directives through the Closing Date.  To the Knowledge of the Company, the ability of each other party to each Company Material Contract to perform all obligations required to be performed by it under the applicable Company Material Contracts has not been materially limited or adversely affected by or as a result of the COVID-19 virus or any COVID-19-related Laws, Orders, guidance or directives through the Closing Date.

Section 3.15Insurance. All insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. All premiums due and payable have been paid under and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such insurance policy has been received by the Company.  There is no material claim by the Company pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such policies.  All such insurance policies will remain in full force and effect following consummation of the transactions contemplated by this Agreement.  Since January 31, 2018, the Company has not reached 80% of its coverage limit on any such insurance policy.  Since January 31, 2018, there has not been a failure by the Company to give notice of any material claim that may be insured under any such insurance policy in a timely fashion or in a manner required by such policy. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

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Section 3.16Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations thereunder.

Section 3.17Certain Regulatory Matters.

(a)None of the Company or its Subsidiaries or any of their respective Representatives is (i) a person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”), or (iii) any person owned or controlled by any person or persons specified in (i) or (ii) above or otherwise the target of Sanctions (together “Sanctioned Persons”).  The Company and its Subsidiaries and each of their respective Representatives is in compliance with applicable Sanctions in all material respects and is not engaged in any activity that would reasonably be expected to result in the such Person being designated as a Sanctioned Person.  None of the Company, its Subsidiaries or any of their respective Representatives (in such capacity) is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country or any in any manner that would result in the violation of Sanctions by any Person.

(b)(i) The Company and its Subsidiaries are in compliance in all material respects with all anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to the Company (collectively, “AML Laws”), including without limitation, the USA PATRIOT Act and (ii) no proceeding involving the Company or any of its Subsidiaries with respect to AML Laws is currently pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, nor is the Company required to be registered or licensed as a money services business, money transmitter, or equivalent enterprise under the applicable Law of any other jurisdiction.

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(c)Since January 31, 2018, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.18Opinion of Company Financial Advisor. The board of directors of the Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications, limitations, assumptions and other matters considered in connection with the preparation thereof, the Merger Consideration was fair, from a financial point of view, to the holders of shares of Company Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. A written copy of such opinion shall be provided to Parent as promptly as practicable following the receipt thereof by the Company.

Section 3.19Licensees. Section 3.19 of the Company Disclosure Letter lists the twenty (20) largest licensees of the Company for the fiscal years ended December 31, 2019 and December 31, 2018, based on royalties and other fees received from such licensors during such periods (each, a “Top Licensee”).  No Top Licensee has provided written or, to the Knowledge of the Company, oral notice that it intends terminate any Contract between such Top Licensee and the Company or otherwise modify its relationship with the Company in a manner that is materially adverse to the Company.  The Company has not within the past twelve (12) months been engaged in a dispute with any Top Licensee.  The ability of the Company and, to the Knowledge of the Company, the ability of the Top Licensees to perform all obligations required to be performed by them under any Contract between the Company and any Top Licensee has not been materially limited or adversely affected by or as a result of the COVID-19 virus or any COVID-19-related Laws, Orders, guidance or directives.

Section 3.20Product Recalls. Since January 31, 2018, (a) the Company has not conducted a recall, investigation or similar event of (i) any products sold on behalf of the Company or (ii) any products developed by the Company and (b) to the Knowledge of the Company, no third party has conducted a recall, investigation or similar event of any such products.  The Company does not have any plans to conduct a recall, investigation or similar event of any such products and there are no (A) to the Knowledge of the Company, third-party plans to conduct a recall, investigation or similar event of any such products or, (B) to the Knowledge of the Company, threatened involuntary recalls, investigations or similar events of any such products.

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Section 3.21Powers of Attorney. Section 3.21 of the Company Disclosure Letter lists any outstanding powers of attorney executed on behalf of the Company.

Section 3.22Assets. The Company and each of its Subsidiaries are in possession of and have good title to, valid leasehold interests in, or valid rights to use, all of the properties and assets that are used in, held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as presently conducted and proposed to be conducted, including, without limitation, all cash, cash equivalents, accounts receivable, inventory, equipment, furniture and furnishings, fixtures, trade names, trademarks, operating Contracts, patents, licenses and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All such tangible personal property and assets are in good operating condition and repair (ordinary wear and tear excepted) and suitable for the purpose for which they are used. Immediately after giving effect to the Closing, the assets, properties, leasehold interests and rights of the Company will be sufficient to enable the Company to continue to conduct its business in all material respects as it was conducted prior to the Closing.

Section 3.23Related Party Transactions. Other than as disclosed in the Company SEC Documents and except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand (a copy of each of which has been provided to Parent), there are no transactions, agreements, arrangements or understandings involving the Company or any of its Subsidiaries that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Annual Report on Form 10-K or its proxy statement pertaining to an annual meeting of stockholders.

Section 3.24No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Without limiting the generality of the foregoing, except to the extent set forth in the representations and warranties contained in this Article III (including the related portions of the Company Disclosure Letter), neither the Company nor any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows, or future financial condition (or any component of any of the foregoing) of the Company, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent or its Representatives, or in any other form in connection with the transactions contemplated by this Agreement.

Article IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

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Section 4.01Organization. Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or formation.

Section 4.02Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities, or other equity interests, or result in any loss of material benefit under, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

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(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of any applicable stock exchange; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)Board Approval.

(i)The board of directors of Parent by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s stockholders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement, will, at the date such Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any

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untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04Financial Capability.

(a)The amount of cash proceeds provided pursuant to the Debt Commitment Letter, together with cash on hand of the Parent and Merger Sub, will be sufficient for Parent and Merger Sub to make full payment of the Merger Consideration and any other amounts to be paid by them in connection with the transactions contemplated herein, including the payment of all costs and expenses in connection herewith.

(b)To the knowledge of Parent, immediately after giving effect to the Closing (and any transactions related thereto or incurred in connection therewith), and assuming (i) the accuracy of the representations and warranties in Article 3 and the performance of the Company of its obligations hereunder in all respects, (ii) that the Company and its Subsidiaries are Solvent immediately prior to the Closing before giving effect to the transactions contemplated hereby, and (iii) that any estimates, projections, forecasts, forward-looking information or business plans of the Company that have been provided to Parent prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, reasonable, Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby.  For purposes of this Section 4.04 “Solvent” means that (i) the sum of the assets of Parent and the Surviving Corporation, at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) Parent and the Surviving Corporation have sufficient capital with which to conduct its respective business; and (iii) Parent and the Surviving Corporation have not incurred debts beyond its ability to pay or refinance such debts as they mature; provided, however for purposes hereof, the amount of any contingent Liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

Section 4.05Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.06Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) or, at any time during the period commencing three years prior to the date of this Agreement, has owned, any shares of Company Common Stock.

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Section 4.07Brokers. Neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement for which the Company would be liable in connection the Merger.

Section 4.08Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of the Company or any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their respective Representatives. Without limiting the generality of the foregoing, except to the extent set forth in the representations and warranties contained in this Section 4.08, Parent and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Parent, Merger Sub, or any of their respective Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other transactions contemplated by this Agreement).

Section 4.09Financing.

(a)Parent and Merger Sub have delivered to the Company true, correct, and complete copies of (i) the executed Debt Commitment Letter from the Debt Financing Sources, pursuant to which such Debt Financing Sources have agreed, subject to the terms and conditions thereof, to lend to Parent (which Parent may contribute to Merger Sub) the amount set forth therein for the purposes of financing the transactions contemplated herein and (ii) an executed fee letter (the “Debt Fee Letter”), which is the Debt Fee Letter referenced in the Debt Commitment Letter (except that the fee amounts, pricing caps and other economic terms set forth therein may be redacted; provided, however, that such redactions do not permit the imposition of any new conditions (or the expansion of any existing conditions)).  As of the date of this Agreement, the obligations of the Debt Financing Sources to fund their commitments under the Debt Commitment Letter are not subject to any condition precedent other than the conditions expressly set forth in the Debt Commitment Letter and the Debt Fee Letter and there are no other agreements, side letters or arrangements relating to the Debt Financing that would adversely affect the availability of, or the conditions to, funding the full amount of the Debt Financing contemplated to be funded on the Closing Date.

(b)As of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, each other person party thereto, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a material condition precedent on the part of Parent or Merger Sub under the terms and conditions of the Debt Commitment Letter.  Parent and Merger Sub have fully paid (or caused to be paid) any

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and all commitment fees or other fees in connection with the Debt Commitment Letter and the related fee letter that are required to be paid on or prior to the date hereof and have otherwise satisfied all other terms and conditions required by the Debt Commitment Letter to be satisfied prior to the date hereof.  As of the date hereof, the Debt Commitment Letter has not been modified, amended or altered and none of the commitments under the Debt Commitment Letter has been withdrawn or rescinded in any respect.

(c)As of the date hereof, no event has occurred which constitutes a breach or default (with due notice or lapse of time or both) on the part of Parent or Merger Sub or, to Parent’s knowledge, any other party thereto, under the Debt Commitment Letter that would result in the Debt Financing being materially delayed or unavailable at Closing.

Section 4.10RESERVED.

Article V

RESERVED

Article VI

Covenants

Section 6.01Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, operations and goodwill, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it and to preserve the possession, control and conditions of its and its Subsidiaries’ assets. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent, solely with respect to subsections (g), (h), (i), (j) or (q), shall not be unreasonably withheld, conditioned or delayed):

(a)amend or propose to amend its Charter Documents;

(b)(i) split, combine, subdivide, or reclassify any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities or Company Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

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(c)issue, sell, grant, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, or (ii) the issuance of shares of Company Common Stock upon exercise of any Warrant that is outstanding as of the date of this Agreement;

(d)except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement and set forth in Section 3.11(a) of the Company Disclosure Letter (i) increase the compensation or benefits payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in base compensation to non-officer employees with an annual base salary of not more than $100,000 in the ordinary course of business consistent with past practice not to exceed two percent (2%) per individual, (ii) promote any officers or employees, except to replace an officer or employee who is terminated or resigns after the date hereof (iii) terminate (other than for “cause”) the employment of any officers or employees with annual base compensation of $100,000 or greater, (iv) hire or engage any new officers or employees with annual base compensation of $100,000 or greater, (v) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or (vi) accelerate the vesting or payment of any compensation or benefits of any officer or employee;

(e)enter, amend or terminate into any collective bargaining agreement or other agreement with a labor union or labor organization;

(f)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or any material assets or make any loans, advances, or capital contributions to or investments in any Person;

(g)(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Company; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting non-exclusive licenses under the Company IP, in each case in the ordinary course of business, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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(h)repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(i)enter into or amend, renew, or otherwise modify in any material respect, or terminate or consent to the termination of (other than at its stated expiry date), or request, decline, or grant any material consent, option, or waiver under any Company Material Contract or any Lease or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease;

(j)institute, settle, compromise, release, waive or abandon any threatened or pending Legal Action having a value, individually or in the aggregate, exceeding $100,000, other than any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub;

(k)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(l)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(m)enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(n)except in connection with actions permitted by Section 6.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(o)abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business;

(p)terminate or modify in any material respect, or fail to keep in force, any insurance policy or replacement or revised policy providing insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries in such amount and scope of coverage as are currently in effect;

(q)make aggregate capital expenditures in excess of $100,000 other than as set forth in the Company’s budget provided to Parent prior to the date hereof; or

(r)authorize, adopt or implement a plan of complete or partial liquidation or dissolution of the Company;

(s)cancel any material Indebtedness owed to the Company or any of its Subsidiaries or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(t)agree or commit or authorize any other Person to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.02Other Actions. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action (except as otherwise expressly permitted by Section 6.04 of this Agreement) that is intended to or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.03Access to Information; Confidentiality.

(a)Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, financial and operating data, contracts, and other assets and information of or pertaining to the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, furnish promptly to Parent such other information concerning the business, assets, Liabilities, financial condition,

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operations, management, properties, employees and other aspects of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure relates to (i) a potential acquisition transaction between the Company and any other party other than Parent or Merger Sub (other than as required by Section 6.04, (ii) the negotiation and execution of this Agreement or the transactions contemplated hereby, or (iii) jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention, including by entering into a joint defense agreement, common interest agreement or other similar arrangement). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)Confidentiality. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated February 25, 2020, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 6.04No Solicitation.

(a)Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any inquiry or proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.04(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) to make any Takeover Proposal; (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, memorandum of understanding, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 6.04, the Company Board shall not effect a Company Adverse Recommendation Change. From and after the date hereof, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, (A) immediately cease any and all existing activities, solicitations, discussions or negotiations with any Person (other than

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the parties hereto) conducted heretofore with respect to any Takeover Proposal, (B) take such action as is reasonably necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (C) enforce the provisions of any standstill agreement or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Takeover Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to a Takeover Proposal or to the Company, its Subsidiaries or its businesses, operations or affairs heretofore furnished by or on behalf of the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and terminate any “data room” or similar access of such Persons and their Representatives.

(b)Superior Proposal. Notwithstanding Section 6.04(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.04(c) and in response to any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing (a) after the date of this Agreement, or (b) prior to the date of this Agreement but which has been materially amended and delivered after the date of this Agreement, not resulting from a breach of Section 6.04(a), that the Company Board determines in good faith after consultation with outside legal counsel and the Company financial Advisor constitutes or is reasonably likely to result in a Superior Proposal: (i) participate in discussions or negotiations with such third party with respect to such Takeover Proposal (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) subject to Section 6.04(d), following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change; (iv) amend or grant any waiver or release under any standstill, confidentiality or similar agreement; and/or (v) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (v), only if the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or otherwise complying with its disclosure obligations under U.S. federal securities Laws with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)Notification to Parent. The Company Board shall not take any of the actions referred to in clauses (i) through (v) of Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Takeover Proposal,

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any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and provide a summary of the material terms and conditions of, any such Takeover Proposal, indication or request and provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written and electronic material exchanged between the Company or any of its Subsidiaries and any Person that describes any of the material terms or conditions of any Takeover Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, indication or request. The Company shall promptly provide Parent any non-public information concerning the Company’s and any of its Subsidiary’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(d)Company Adverse Recommendation Change or Company Acquisition Agreement. Except as expressly permitted by this Section 6.04, the Company Board shall not effect a Company Adverse Recommendation Change or adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow the Company to execute or enter into (or permit any Affiliate of the Company to execute or enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, the Company Board may effect a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Superior Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal; (iii) the Company and its Representatives during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, if there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such

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material revision (it being understood that after 3 such extensions, any further extension must only ensure there is one (1) Business Day remaining in the Superior Proposal Notice Period)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that (A) such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement and (B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

Section 6.05Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)Company Stockholders Meeting. The Company shall take all action necessary to establish a record date for, duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Except as expressly contemplated by the foregoing sentence, the Company agrees that its obligations pursuant to this Section 6.05 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board. Subject to Section 6.04 hereof, the Company shall use its reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall not submit any other proposals for approval at the Company Stockholders Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) (other than: (A) in order to obtain a quorum of its stockholders, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; or (B) to the extent necessary under applicable Law to ensure that any required supplemental or amended disclosures to the Company Proxy Statement are provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting).

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(b)Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable but in no event later than the fifth (5th) Business Day following the date of this Agreement, the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall (i) not file or mail the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (including the proposed final version of such document or response) and (ii) include in such document all comments reasonably proposed by Parent. The Company shall cause the Company Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of the Company and at the time of the Company Stockholders Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary and shall not respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement. Without limiting the foregoing, if prior to the Effective Time, any event occurs with respect to the Company or any Subsidiary of the Company which the Company in good faith believes is required to be described in an amendment of, or a supplement, to, the Company Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement for the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c)Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

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Section 6.06Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

(a)Notice of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any written notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.02(a), Section 7.02(b), or Section 7.02(c) of this Agreement (in the case of the Company and its Subsidiaries) or Section 7.03(a) or Section 7.03(b) of this Agreement (in the case of Parent and Merger Sub), to be satisfied.

(b)Stockholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any Legal Action commenced, or to the Knowledge of the Company threatened, after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. Other than settlements that (i) do not include any admission of wrongdoing and (ii) contain only monetary damages paid by the Company prior to Closing, no settlement of any such stockholder litigation shall be agreed to without Parent’s prior written consent.

Section 6.07Employees; Benefit Plans.

(a)Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health, nonqualified deferred compensation, severance and defined benefit retirement benefits) that are comparable in the aggregate to the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any equity-based compensation, retiree health and welfare, nonqualified deferred compensation or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

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(b)Crediting Service. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited: (i)  to the extent that such crediting would result in a duplication of benefits; (ii) to the extent that such service was not credited under the corresponding Company Employee Plan, or (iii) with respect to participation in any defined benefit pension plan, retiree health or welfare plan or any nonqualified deferred compensation plan.

(c)Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least ten (10) days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(d)Employees Not Third-Party Beneficiaries. This Section 6.07 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.07, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.07. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

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(e)Prior Written Consent. With respect to matters described in this Section 6.07, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

Section 6.08Directors’ and Officers’ Indemnification and Insurance.

(a)Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to the written indemnification Contracts between the Company and such officers and directors in effect on the date hereof disclosed in Section 5.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)Insurance. At or prior to the Effective Time, the Company shall: (i) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of three hundred (300) percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.08(b) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium. Any and all costs and fees of such policies shall be the sole cost of the Company and shall be considered a Company Transaction Expense.

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(c)Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(d)Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09Commercially Reasonable Efforts.

(a)Governmental and Other Third-Party Approvals; Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.09), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or

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Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company, Parent and Merger Sub shall use their commercially reasonable efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

Section 6.10Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to

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allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 6.04.

Section 6.11Anti-Takeover Statutes. The Company and the Company Board shall (i) take all action reasonably appropriate to ensure that no “control share acquisition, “fair price,” “moratorium,” or other anti-takeover law is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.12Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under Section 16 of the Exchange Act and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 6.13Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of any applicable stock exchange to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from such stock exchange and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 6.14Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.15Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Section 6.16Financing.

(a)From the date hereof until the Closing Date, Parent and Merger Sub shall use commercially reasonable efforts to take (or cause to be taken) all actions, and do (or cause to be done) all things necessary, proper or advisable to arrange and obtain the Debt Financing and the proceeds therefrom on the terms and conditions described in the Debt Commitment Letter, including using their commercially reasonable efforts to (i) negotiate and execute the definitive agreements with respect to the Debt Financing (the “Definitive Debt Financing Agreements”) at or prior to the date that the Closing is require to be effected in accordance with Section 2.02; provided, that such Definitive Debt Financing Agreements shall not result in any reduction of the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter) to an amount that is less than the amount sufficient to consummate the Transactions on the Closing Date; (ii) satisfy on a timely basis all conditions, contingencies and requirements set forth in the Debt Commitment Letter and Definitive Debt Financing Agreements that are within Parent’s and Merger Sub’s control, (iii) comply on a timely basis with all material covenants and other obligations set forth in the Debt Commitment Letter and Definitive Debt Financing Agreements, (iv) pay in a timely manner any commitment or other fees that are or become due and payable under or with respect to the Debt Commitment Letter and the Definitive Debt Financing Agreements, (v) otherwise not terminate the commitment for the Debt Financing set forth in the Debt Commitment Letter, subject to amendments, modifications and replacements permitted hereunder and (vi) subject to Section 6.16(e)(ii), if all of the conditions to Parent’s and Merger Sub’s obligations under Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, enforce its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements.

(b)In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any applicable “flex” terms contained in the related fee letter) or the Definitive Debt Financing Agreements shall be withdrawn, terminated or otherwise amended or modified in any respect such that any portion of the Debt Financing becomes unavailable for any reason, then Parent and Merger Sub shall promptly (and in any event within two (2) Business Days) (i) notify the Company of such unavailability and (ii) use its commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount, which when combined with the available lines of credit, the amount of available cash of Parent and Merger Sub and other sources of available funds, is sufficient to pay all obligations of Parent and Merger Sub hereunder that are required to be paid on the Closing Date and on terms and conditions that are not, in the aggregate, less favorable to Company (as determined in the commercially reasonable judgment of Company) than the terms contemplated by the Debt Commitment Letter in effect on the date hereof, (such alternative financing, “Alternative Financing”) (it being understood and agreed that no such Alternative Financing shall expand upon the conditions precedent or contingencies in a manner that would reasonably be expected to (x) be more onerous in any material respect to those conditions contained in the Debt Commitment Letter, (y) prevent or materially delay the Closing, or (z) make the Closing

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less likely to occur), as promptly as practicable following the occurrence of such event, but, in no event later than the date Parent and Merger Sub are required to consummate the Closing under this Agreement.  If and to the extent that the Debt Financing is supplemented or superseded by any Alternative Financing, the terms “Debt Financing,” “Debt Commitment Letter,” and “Definitive Debt Financing Agreements” shall each be deemed to be modified, mutatis mutandis, to also refer to such Alternative Financing and any commitments or definitive agreements with respect thereto and the terms “Debt Financing Sources” and “Debt Source Parties” shall be deemed to be modified, mutatis mutandis, to also include the financing sources for such Alternative Financing. If Parent and Merger Sub proceed with any Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Agreement with respect to the Debt Financing.

(c)Parent and Merger Sub shall not permit any amendment, supplement or modification to be made to, or agree to permit any waiver of any provision or remedy under, the Debt Commitment Letter or Definitive Debt Financing Agreements (including any amendment, supplement, modification or waiver that has the effect of changing the amount of fees to be paid or original issue discount) without the Company’s prior written consent, except that Parent and Merger Sub may amend, supplement, waive or otherwise modify the Debt Commitment Letter or Definitive Debt Financing Agreements (including by joining one or more additional lenders or agents as parties thereto) if such amendment, supplement or modification does not result in: (A) an aggregate amount of Debt Financing provided for in the Debt Commitment Letter or Definitive Debt Financing Agreements (including by changing the amount of fees or original issue discount contemplated thereby) that, when combined with the available lines of credit, the amount of available cash of Parent and Merger Sub and other sources of available funds, is less than the amount sufficient to consummate the Transactions; (B) any expansion or imposition of new conditions or other contingencies that would be reasonably expected to (x) be more onerous in any material respect than those conditions and contingencies contained in the Debt Commitment Letter as in effect on the date hereof, (y) prevent or materially delay the Closing, or (z) make the Closing less likely to occur; or (C) any amendment or modification of any such conditions or contingencies in a manner adversely affecting the ability of Parent and Merger Sub to consummate the transactions contemplated hereby prior to the End Date.

(d)Parent and Merger Sub shall keep Company reasonably apprised (on a reasonably current basis and in reasonable detail) of material developments relating to the Debt Financing and promptly, upon written request of the Company, provide Company copies of any Definitive Debt Financing Agreements or executed commitment letters associated with an Alternative Financing. Without limiting the foregoing, Parent shall notify the Company promptly (and in any event within two (2) Business Days) if at any time prior to the Closing Date: (i) the Debt Commitment Letter expires or is terminated for any reason; (ii) Parent or Merger Sub obtains knowledge of any material breach or material default, or any threatened (in writing) material breach or material default, or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach, by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing of any provisions of the

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Debt Commitment Letter or any definitive document related to the Debt Financing, or (iii) if for any reason Parent or Merger Sub believes in good faith that they will not be able to obtain all or any portion of the Debt Financing (but only to the extent that such portion would reduce the amount of Debt Financing) below the amount sufficient to consummate the transactions contemplated hereunder on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or Definitive Debt Financing Agreements.

(e)For the avoidance of doubt, (i) in no event shall the receipt or availability of the Debt Financing or any other funds or financing by Parent or Merger Sub be a condition to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement and (ii) in no event shall Parent, Merger Sub or any of their respective Related Parties be required to (x) commence any litigation, arbitration or similar proceeding or seek specific performance against any Debt Source Party and (y) waive any term or condition of this Agreement.

Section 6.17Financing Cooperation.

(a)The Company shall use its commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of its Subsidiaries and its and their respective directors, officers, managers, employees, members and Representatives to, provide to Parent, at Parent’s sole cost and expense, such customary cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions in the Definitive Debt Financing Agreements to be satisfied and such customary cooperation as is otherwise reasonably requested by Parent solely in connection with obtaining the Debt Financing (provided that nothing herein shall require such cooperation to the extent that it would unreasonably interfere with the business or operations of the Company), which includes but is not limited to:

(i)senior management of the Company participating, on advance notice, in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, including direct contact between senior management and Representatives of the Company and its Subsidiaries and the Debt Financing Sources;

(ii)reasonably cooperating with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably required in connection with the Debt Financing, and providing reasonable and customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders and other financing sources and containing customary information; provided, that any such prospective lenders and financing sources shall have agreed to keep such information confidential pursuant to customary confidentiality undertakings with respect to such information (and as to which the Company shall be an express beneficiary);

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(iii)assisting in the negotiation, execution and delivery of officer’s certificates (including relating to solvency matters of the Company both before and after giving effect to the incurrence of the Debt Financing and the consummation of the transactions contemplated by this Agreement and such Debt Financing), it being understood that such solvency certificate shall not require the applicable officer to address (A) the solvency of any entity other than Parent, any Subsidiary of Parent and/or the Company or (B) transactions other than the transactions contemplated by this Agreement and the Definitive Debt Financing Agreements, credit agreements, indentures, purchase agreements, pledge and security documents, collateral documents and documents facilitating the pledge of collateral for the Debt Financing (including reasonable cooperation in connection with any pay-down or pay-off of the Indebtedness of the Company, including the payment of the Credit Party Closing Payment Amount, and the release of related Liens, as applicable); provided, that such documents shall not take effect until, and shall be conditioned upon the occurrence of, the Closing;

(iv)furnishing Parent and the Debt Financing Sources as promptly as reasonably practicable following written request from the Parent with all consolidated financial statements and other pertinent information related solely to the Company and its Subsidiaries and required or otherwise reasonably requested by the Debt Financing Sources, including the financial statements required by paragraph 4 of Exhibit B of the Debt Commitment Letter; provided, that the Company shall not be responsible for, the preparation of projections, risk factors and forward-looking statements relating to all or any component of the Debt Financing and pro-forma financial information, including pro-forma cost savings, synergies, capitalization, or other pro-forma adjustments desired to be incorporated into any pro-forma financial information;

(v)permitting the prospective lenders or investors involved in the Debt Financing or their representatives to evaluate, examine or audit the Company and its Subsidiaries, including their respective assets, borrowing base, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; and

(vi)using commercially reasonable efforts to cooperate in satisfying the conditions precedent set forth in any commitment letters related to the Debt Financing.

(b)Notwithstanding anything to the contrary contained in this Agreement (i) nothing in this Agreement (including this Section 6.17) shall require any cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to pay any commitment or other fees or reimburse any expenses that are not contingent upon and due on or after the Closing, or incur any liability or give any indemnities that are not contingent upon and due on or after the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (C) require the Company or any of its Subsidiaries to take any action that would conflict with or violate

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the Company’s or any of its Subsidiaries’ Charter Documents or other organizational documents or any Laws, or (D) result in any officer or director of the Company or any of its Subsidiaries incurring personal liability with respect to any matters relating to the Debt Financing; and (ii) any action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of its Subsidiaries or any of their respective representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing shall not be effective until following the Closing.

(c)The Company shall and shall cause each of its Subsidiaries to deliver to Parent promptly (to the extent requested at least five (5) days prior to the Closing Date), with all documentation and other information reasonably required under applicable “know your customer” and anti-money laundering rules and regulations.

(d)The Company hereby consents to the use of its logos in connection with the Debt Financing in a manner consistent with debt financings similar to the Debt Financing, provided, that such logos are used in a manner that is not intended or reasonably likely to harm or disparage the Company, any of its Subsidiaries, or their Intellectual Property.

(e)Parent and Merger Sub shall (i) promptly, upon request by Company, reimburse Company for all out-of-pocket costs and expenses (including attorneys’ fees and accountants’ fees) incurred by Company or any of its Affiliates, officers or representatives in connection with the actions and undertakings contemplated by this Section 6.17, and (ii) indemnify and hold harmless Company, the Company and their respective Affiliates, officers and representatives from and against any and all liabilities suffered or incurred by any of them in connection with the arrangement of any Debt Financing or Alternative Financing.  All information provided by or on behalf of Company and its Affiliates, officers and representatives pursuant to this Section 6.17 shall be kept confidential by Parent and its Affiliates in accordance with the terms of this Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the Debt Source Parties, subject to the Debt Source Parties entering into customary confidentiality undertakings with respect to such information.  This Section 6.17(e) shall survive the consummation of the Transactions or any earlier termination of this Agreement and is intended to benefit, and may be enforced by, the Persons indemnified pursuant to this Section 6.17(e).

Section 6.18Closing Agreements.

(a)At the Closing, each of Parent and the Credit Party Representative shall execute and deliver to the other, and cause the Escrow Agent to duly execute and deliver to Parent and the Credit Party Representative, the Escrow Agreement.

(b)If the Company has not received the PPP Forgiveness Notice prior to the Closing, at the Closing, the Credit Party Representative shall execute and deliver to the PPP Loan Escrow Agent and shall cause the PPP Loan Escrow Agent to execute and deliver to the Credit Party Representative, the PPP Loan Escrow Agreement.

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Section 6.19Voting Agreements. The Company shall instruct its transfer agent not to register the transfer of any Subject Shares (as defined in the Voting Agreements) made or attempted to be made in violation of the Voting Agreements.

Section 6.20R&W Policy. The Company shall, and shall cause each of its Subsidiaries and their respective directors, officers, managers, employees, members and Representatives to, provide reasonable access upon reasonable advance notice and during business hours to the books, records and personnel and other Representatives of the Company and each of its Subsidiaries, as may be reasonably requested by Parent or any insurance broker or insurance carrier in connection with working with Parent in connection with Parent’s consideration of or considering or obtaining the R&W Policy which shall be at the Parent’s sole expense.

Section 6.21Resignations. At Parent’s request (if made at least five (5) days prior to the Closing Date), prior to the Closing the Company shall deliver to Parent written resignations or terminations (in form and substance reasonably acceptable to Parent) of any or all officers and directors of the Company and its Subsidiaries, as specified in Parent’s request, in each case, effective as of the Closing.  For purposes of this Section 6.21, it is understood and agreed that a written termination (rather than a written resignation) shall be permitted for any officers or directors which refuse to provide a written resignation, provided such termination does not give rise to any severance or other ongoing liabilities or obligations of the Surviving Corporation.

Section 6.22NOL Filings. As promptly as practicable, the Company shall make any and all filings (or amendments to prior filings) required to request the full amount of any U.S. federal income tax refunds resulting from the carryback of net operating losses or foreign tax credits that arose in taxable periods ending on or prior to January 30, 2021 to which the Company is entitled. The Company shall (i) not make any such filings, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review, comment and approve such filings (including the proposed final version of such document or response) and (ii) include in such document all comments reasonably proposed by Parent.  To the extent that any such filings have not been completed prior to the Closing, the Surviving Corporation shall use its commercially reasonable efforts to make any and all filings (or amendments to prior filings) required to request the full amount of the NOL Refunds to which the Company is entitled.  Following the Closing until the final determination of the Adjustment Amount, upon written request of the Credit Party Representative, the Surviving Corporation shall inform the Credit Party Representative of the status of the filing of the applicable forms related to the NOL Refunds.

Section 6.23PPP Loan Escrow.  If, prior to the Closing, the Company has not received a formal written determination by the SBA, other applicable Governmental Entity or the PPP Lender regarding the final approval of Forgiveness of the PPP Loan as determined by the SBA (the “PPP Forgiveness Notice”), Parent shall deposit the PPP Loan Escrow Amount with the PPP Loan Escrow Agent under the PPP Loan Escrow Agreement in order to secure potential liabilities of the Company that may arise as a result of the failure of the Company to receive Forgiveness of the PPP Loan.  Parent and Merger Sub shall cooperate with the Company to take commercially reasonable efforts to respond to inquiries from or otherwise cooperate with the requests by the PPP Lender or the SBA in connection with the Forgiveness of the PPP Loan until the receipt of the PPP Forgiveness Notice.  Upon the receipt by the Surviving Corporation of the

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PPP Forgiveness Notice, the Surviving Corporation shall deliver such notice to the Credit Party Representative as promptly as reasonably practicable after the Surviving Corporation’s receipt thereof, and regardless of the amount Forgiven, the PPP Loan Escrow Agent shall pay, in each case from the PPP Loan Escrow Funds: (a) to the PPP Lender an amount, if any, equal to the balance required to repay the PPP Loan in full in accordance with the PPP Forgiveness Notice; and (b) to the Credit Parties, an aggregate amount in cash equal to any remaining PPP Loan Escrow Funds after making the payment contemplated by clause (a) of this Section 6.23 (apportioned as set forth in a certified statement delivered to the PPP Loan Escrow Agent by the Credit Party Representative).

Section 6.24Credit Party Representative Agreement Covenants.  The Company agrees that it will comply with the obligations of the Company set forth in Section 18 of the Credit Party Representative Agreement.

Article VII

Conditions

Section 7.01Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or written waiver (where permissible under the terms hereof and pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders that, or commenced any Legal Action seeking to, whether temporary, preliminary, or permanent, make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.02Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or written waiver (where permissible under the terms hereof and pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. (i) The representations and warranties of the Company (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(b) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not

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reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), and Section 3.10 shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)Company Real Property Certificate. The Company shall have delivered to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance as required under Treasury Regulations Section 1.1445-2(c)(3) and reasonably acceptable to Parent, together with the notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2).

(e)Officers Certificate. Parent will have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), and Section 7.02(c) hereof.

(f)Company Board Recommendation. The Company shall have delivered to Parent a copy of the resolutions of the Company Board, certified by an officer of the Company as having been duly and validly adopted and being in full force and effect, providing for the Company Board Recommendation.

(g)Resignations/Terminations.  To the extent requested in writing by Parent pursuant to Section 6.21, the Company shall have provided to Parent written resignations or terminations (in form and substance reasonably acceptable to Parent), effective as of the Closing Date, of any or all officers and directors of the Company and its Subsidiaries, as specified in Parent’s request.

(h)Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Company Common Stock.

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(i)Forbearance Agreements.  The Seventh Amendment to Financing Agreement and Forbearance Agreement, dated as of February 16, 2021 (the “Forbearance Agreement”) by and among the Company, Callodine Commercial Finance, LLC, (“Callodine”) as collateral agent and administrative agent for the lenders under the Company’s senior credit facility shall not have been terminated by Callodine in writing or amended in a manner that is adverse to the Company or Parent, and (x) Callodine shall not have notified the Company of its intent to terminate the Forbearance Agreement or notified the Company in writing of the occurrence of any “Termination Event” under (and as defined in) the Forbearance Agreement and (y) neither Callodine nor any other Lender has taken any actions to enforce their respective rights or remedies under the Financing Agreement and the other Loan Documents (as defined in the Financing Agreement) including the right to declare that any obligations outstanding under the Financing Agreement or the other Loan Documents accrue interests at the Post-Default Rate (as defined in the Financing Agreement).

(j)Lender Fees/Expenses.  Other than amounts reflected on Exhibit D or as specifically contemplated by the Forbearance Agreement, no additional fees, expenses or other amounts shall have been paid or be payable by the Company to the Lenders.

Section 7.03Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

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Article VIII

Termination, Amendment, and Waiver

Section 8.01Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent, Merger Sub, and the Company.

Section 8.02Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite Company Vote):

(a)if the Merger has not been consummated on or before June 30, 2021 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a principal cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; provided further, that the party seeking to terminate this Agreement pursuant to this Section 8.02(b) shall have used such efforts as may be required pursuant to Section 6.09 to prevent, oppose and remove such Law or Order; or

(c)if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 8.03Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a)if (i) a Company Adverse Recommendation Change shall have occurred, (ii) the Company Board approves, adopts or authorizes, or the Company enters into an Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) there shall have been a willful material breach of Section 6.04 or Section 6.05(a) or (b) by the Company.

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(b)if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.02(a) or Section 7.02(b), as applicable, would not be satisfied and, in either such case, such breach is not reasonably capable of being cured by the End Date; provided, that Parent shall have given the Company at least thirty (30) days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.03(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.03(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.04Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, in response to a Superior Proposal received after the date of this Agreement that did not result from a breach of Section 6.04, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.04 hereof, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal and the Company substantially concurrently enters into such Company Acquisition Agreement; provided, that the Company shall have paid any amounts due pursuant to Section 8.06(d) hereof in accordance with the terms, and at the times, specified therein;

(b)if (i) the conditions to the Closing of the Merger set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) (the “Condition Satisfaction”) on the date the Closing should have occurred pursuant to Section 1.02, (ii) at or following the Condition Satisfaction, the Company has irrevocably confirmed to Parent in writing that the Company stands ready, willing and able to proceed with the Closing, and (iii) Parent and Merger Sub have failed to consummate the Merger within three (3) Business Days after the Company has delivered the written confirmation referenced in clause (ii) hereof to Parent and during such three (3) Business Day period the Company stood ready, willing and able to consummate the Merger and the conditions to the obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement set forth in Article VII shall have remained satisfied or waived by Parent and Merger Sub at the close of business on such third (3rd) Business Day other than any failure of a condition to remain satisfied the cause of which is Parent’s or Merger Sub’s breach of this Agreement; or

(c)if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 7.03(a) or Section 7.03(b), as applicable, would not be satisfied and, in either such case, such breach is not reasonably capable of being cured by the End Date; provided, that the Company shall have given Parent at least thirty (30) days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.04(c); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.04(c) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

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Section 8.05Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 6.03(b), this Section 8.05, Section 8.06, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud.

Section 8.06Fees and Expenses Following Termination.

(a)If this Agreement is terminated by Parent pursuant to Section 8.03(a) (or the Company terminates this Agreement at a time when it is terminable by Parent pursuant to such provisions), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(b)If this Agreement is terminated by Parent or the Company pursuant to Section 8.02(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days after such termination, the Expense Reimbursement amount.

(c)If this Agreement is terminated by Parent or the Company pursuant to Section 8.02(a) and as of the date of such termination a Takeover Proposal remains outstanding and not withdrawn and the Company enters into a Company Acquisition Agreement or consummates any Takeover Proposal within twelve (12) months of such termination, then the Company shall pay to Parent (by wire transfer of immediately available funds), within five (5) Business Days of its entry into the Company Acquisition Agreement or consummation of the Takeover Proposal, a fee in an amount equal the Termination Fee.

(d)If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(e)If this Agreement is terminated by the Company pursuant to (x) Section 8.04(b) or, (y) solely with respect to a willful material breach by Parent of Section 6.16, Section 8.04(c), then Parent shall pay to the Company (by wire transfer of immediately available funds), within five (5) Business Days after such termination, a fee in an amount equal to the Parent Termination Fee.

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(f)The parties hereto acknowledge and hereby agree that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), in light of the difficulty of accurately determining actual damages with respect to the foregoing, the amount of to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and that, without such provisions, the parties hereto would not have entered into this Agreement. If a party hereto shall fail to pay in a timely manner the amounts due pursuant to this Section 8.06, and, in order to obtain such payment, the Company or Parent makes a claim against the other party pursuant to this Section 8.06 that results in a judgment, the Company or Parent, as applicable, shall pay to the claimant the reasonable costs and expenses of such party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.06 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Termination Fee or Parent Termination Fee, as applicable, and/or any Expense reimbursement under this Agreement shall not limit or otherwise affect Company’s or Parent’s right to specific performance as provided in, and subject to the terms and conditions of, Section 9.13; and (ii) in no event shall Parent or the Company be obligated to pay the Termination Fee or Parent Termination Fee, as applicable, on more than one occasion.

(g)Except as expressly set forth in this Section 8.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.  Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that (i) in the event that the Termination Fee is paid by the Company to Parent, or the Parent Termination Fee is paid by Parent to the Company, the Termination Fee or the Parent Termination Fee, as applicable, shall be the sole and exclusive remedy under any Theory of Liability under this Agreement of such party and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, such party’s “Related Parties”), for any loss suffered as a result of the failure of the Merger or the other transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise (whether knowing, willful, intentional or otherwise), losses or damages, and, upon payment of such amount, none of any party’s Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Merger or the other transactions contemplated hereby and no party or its Related Parties shall be entitled to assert, bring or maintain, and each party on behalf of itself and its Related Parties, hereby waives any right to assert, bring or maintain, any claim, suit, action or proceeding against such other party or its Related Parties arising out of or in connection with this Agreement or the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through any Theory of Liability, (ii) under no circumstances will the Company or any of its Related Parties be entitled to monetary damages in excess

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of the amount of the Parent Termination Fee and (iii) under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance to cause Parent to effect the Closing and monetary damages (including any monetary damages in lieu of specific performance and including the Parent Termination Fee).  Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be entitled to, and in no event shall the Company seek to recover, monetary damages from any Related Party of Parent. Each party’s Related Parties shall be third party beneficiaries of this Section 8.06.  For purposes hereof, “Theory of Liability” shall mean any claim, obligation, liability, cause of action, or proceeding (in each case, whether in contract or in tort, at law or in equity, or pursuant to law or equity) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to, this Agreement or any document referenced herein, or the negotiation, execution, performance, termination or breach (whether intentional, willful, negligent or otherwise) of this Agreement or any other document referenced herein, including any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement and including theories of equity, agency, control, instrumentality, alter ego, domination, sham, single-business enterprise, piercing the veil, unfairness, undercapitalization or otherwise. Upon payment of the Parent Termination Fee, none of Parent, Merger Sub or any Related Party of Parent will have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby.  No Debt Source Party shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.  Notwithstanding anything in this Agreement to the contrary, upon payment of the Parent Termination Fee, no Debt Source Party or any of its Related Parties will have any further liability or obligation to the Company or any of its Related Parties relating to or arising out of this Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby; provided, that for the avoidance of doubt, nothing in this Section 8.06 shall in any way limit or modify the rights and obligations of Parent under the Debt Commitment Letter, the Definitive Debt Financing Agreements or the transactions contemplated hereby or thereby.

Section 8.07Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; provided, further that no amendment or waiver of this Section 8.07, Section 6.16, Section 6.17, Section 8.06, Section 8.08, Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.11, Section 9.13 or Section 9.14 (or any definition or other provision of this Agreement to the extent the amendment or waiver of such definition or provision would modify the substance of this Section 8.07, Section 6.16, Section 6.17. Section 8.06, Section 8.08, Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.11, Section 9.13 or Section 9.14) that impacts or is adverse in any respect to the Debt Financing Sources or Debt Source Parties shall be valid without the prior written consent of the Debt Financing Sources.

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Section 8.08Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party; provided, that no extension or waiver of this Section 8.08, Section 8.07, Section 8.06, Section 6.16, Section 6.17, Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.11, Section 9.13 or Section 9.14 (or any definition or other provision of this Agreement to the extent the extension or waiver of such definition or provision would modify the substance of this Section 8.08, Section 8.07, Section 8.06, Section 6.16, Section 6.17, Section 9.04, Section 9.05, Section 9.06, Section 9.09, Section 9.11, Section 9.13 or Section 9.14) that impacts or is adverse in any respect to the Debt Financing Sources or Debt Source Parties shall be valid without the prior written consent of the Debt Financing Sources. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Article IX

Miscellaneous

Section 9.01Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Adjustment Amount” means an amount equal to (i) the amount, if any, by which the NOL Refunds exceed $153,964, plus (ii) the amount, if any, by which Cash exceeds Target Cash, plus (iii) the amount, if any by which $2,101,017 exceeds the Working Capital Adjustment Amount less (iv) the amount, if any, of the Company Transaction Expenses in excess of $3,273,200, less (v) the amount, if any, of the Working Capital Adjustment Amount in excess of $2,601,017, less (vi) the amount, if any, of the Closing Date Indebtedness in excess of the Estimated Closing Date Indebtedness, less (vii) the amount, if any, of the Excess Accrued Senior Interest in excess of the Estimated Excess Accrued Senior Interest, less (viii) the amount, if any, by which the Royalty Payments are less than $1,250,000, less (ix) the amount, if any, by which Cash is less than Target Cash and less (x) the amount, if any, by which the NOL Refunds are less than $153,964.

“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.

“Adjustment Escrow Amount” means an amount in cash equal to (i) $2,250,000 less (ii) the amount, if any, of the Estimated Closing Date Indebtedness in excess of $50,378,162 and less (iii) the amount, if any, of the Estimated Excess Accrued Senior Interest.

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“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Aggregate Merger Consideration” means the amount equal to the sum of (i) the product obtained by multiplying (x) the number of outstanding shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) by (y) the Merger Consideration plus (ii) the aggregate amount payable to holders of Company RSUs pursuant to Section 2.07(a) of this Agreement (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) plus (iii) the aggregate amount payable to holders of Company Replacement Warrants issued pursuant to Section 2.08 of this Agreement upon the exercise thereof, in accordance with the terms of such Replacement Warrants.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 6.16(b).

“AML Laws” has the meaning set forth in Section 3.17(b).

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Callodine” has the meaning set forth in Section 7.02(i).

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Carolina” means Carolina Footwear Group, LLC.

“Cash” means cash and cash equivalents of the Company as of immediately prior to the Closing, but excluding Restricted Cash; provided, however, that Cash shall be reduced by an amount equal to (x) the Received Tax Refunds less (y) any portion of such Received Tax Refunds required to be paid and actually paid to the Lenders pursuant to the Forbearance Agreement. For the avoidance of doubt, Cash (i) can be a negative number and (ii) will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited for the account of the Company.

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“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, single-trigger severance payments and other employee-related change of control payments payable by any Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, but excluding any severance obligations triggered by actions of Parent or the Company after the Closing Date.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Closing Date Indebtedness” means the Indebtedness (other than the Excess Accrued Senior Interest) as of immediately prior to Closing.

“Closing Statements” has the meaning set forth in Section 2.09(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 6.04(a).

“Company Adverse Recommendation Change” means the Company Board or any committee thereof: (a) failing to make, withdrawing, amending, modifying, or materially modifying or qualifying, in a manner adverse to Parent, the Company Board Recommendation or publicly proposing any of the foregoing; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is mailed to the Company’s stockholders; (c) adopting, recommending or declaring advisable, or proposing publicly to adopt, recommend or declare advisable, a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after the commencement of such offer; or (e) adopting, recommending or declaring advisable, or proposing publicly to adopt, recommend or declare advisable, or resolving or agreeing to take any of the foregoing actions; provided, that any "stop, look and listen" Board communication by the Company or the pursuant to Rule 14d-9(f) under the Exchange Act shall not be considered a Company Adverse Recommendation Change.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

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“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company Equity Award” means a Company Stock Option or a Company RSU granted under one of the Company Stock Plans or otherwise, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, effect, development. condition, or change that, individually or in the aggregate, is, or could reasonably be expected to become, materially adverse to: (a) the business, properties, liabilities, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes after the date hereof generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement or pendency of the transactions contemplated by this Agreement; (iii) any

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changes after the date hereof in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (excluding the COVID-19 virus), public health emergencies, or other force majeure events; (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (ix) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated hereby or with respect to the Company; or (x) the effect of any action taken, or failed to be taken, by the Company or its Subsidiaries that is expressly required by this Agreement to be taken or not taken by such Person or its Subsidiaries, or, is taken or not taken at the express written direction of Parent; provided further, however, that any event, occurrence, fact, effect, development. condition, or change referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, effect, development, condition, or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.14(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.16.

“Company RSU” has the meaning set forth in Section 2.07(b).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” means the Apex Global Brands Inc. Amended and Restated 2013 Stock Incentive Plan, as amended.

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“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Company Transaction Expenses” means the aggregate amount of (i) all unpaid fees and expenses incurred by, charged to or payable by the Company or its Subsidiaries for services provided through the Closing in connection with the transactions contemplated by this Agreement, including fees and expenses payable to legal counsel, accountants, investment bankers (including, for the avoidance of doubt, the Company Financial Advisor), financial advisors, brokers, finders, consultants or other advisors, (ii) fifty percent (50%) of the fees and expenses of the Paying Agent, and the Escrow Agent, (iii) all Change in Control Payments, (iv) all expenses incurred in connection with the printing and mailing costs for the Company Proxy Statement, (v) any amounts paid or payable by the Surviving Corporation with respect to Dissenting Shares in excess of the applicable Merger Consideration and (vi) any other fees or expenses expressly denoted as such in this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, arrangements, licenses, notes, bonds, mortgages, indentures, debt instruments, undertakings, Leases, or other instruments or commitments of any kind, whether written or oral (including any amendments, restatements, supplements or other modifications thereto or waivers thereunder).

“Credit Parties” means (i) Cove Street Capital Small Cap Value Fund, (ii) Henry I. Stupp, (iii) Ravich Revocable Trust of 1989, (iv) Square Deal Growth, LLC, and (v) Jess Ravich.

“Credit Party Representative” means Eugene Robin.

“Credit Party Representative Agreement” means that certain Credit Party Representative Agreement by and among the Credit Parties, the Credit Party Representative and Parent entered into on the date hereof.

“Credit Party Closing Payment Amount” means $7,650,000 less the PPP Loan Escrow Amount if the Company has not received the PPP Forgiveness Notice prior to the Closing.

“Debt Commitment Letter” means the executed commitment letter, dated as of the date hereof, among the Debt Source Parties, Parent and Merger Sub pursuant to which the Debt Source Parties have committed, subject to the terms and conditions set forth therein, to provide the Parent and Merger Sub the Debt Financing, as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time in accordance with this Agreement.

“Debt Financing” means the debt financing described in the Debt Commitment Letter to consummate the transactions contemplated herein.

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“Debt Financing Sources” means Capital Dynamics, Inc. and its Affiliates and funds, and any other Person that has committed to provide or arrange or otherwise entered into any commitment letter, engagement letter, credit agreement or other Definitive Debt Financing Agreement or that is otherwise acting as a lender, arranger, administrative or collateral agent or similar representative in respect of any Definitive Debt Financing Agreement, and each of their and their respective former, current and future Affiliates’ and funds’ officers, directors, employees, managers, partners, controlling Persons, advisors, attorneys, agents and representatives.

“Debt Source Parties” has the meaning set forth in Section 9.14.

“Definitive Debt Financing Agreements” has the meaning set forth in Section 6.16(a).

“DGCL” has the meaning set forth in the Recitals.

“Disputed Amounts” has the meaning set forth in Section 2.09(d).

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 8.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

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“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among Parent, the Credit Party Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Estimated Closing Statements” has the meaning set forth in Section 2.09(b).

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Excess Accrued Senior Interest” means the amount of interest that accrues on Indebtedness from and after April 1, 2021 through the Closing.

“Expense Reimbursement Amount” means an amount equal to the Expenses of Parent and Merger Sub; provided that in no event shall the Expense Reimbursement Amount exceed $2,500,000.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices in connection with regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Financing Agreement” has the meaning set forth in the definition of “Indebtedness”.

“Forbearance Agreement” has the meaning set forth in Section 7.02(e).

“Forgiveness” or “Forgiven” means such portion of the PPP Loan that was actually forgiven by the SBA.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Entity” has the meaning set forth in Section 3.03(c).

“Grant Date” has the meaning set forth in Section 3.02(b)(i).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

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“Indebtedness” means, without duplication, (i) the outstanding principal of, and accreted value and accrued and unpaid interest on (and any premium thereon), all bank or other third party indebtedness of borrowed money of the Company, including indebtedness under any bank credit agreement or any obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, and including any amount of the PPP Loan which has not been Forgiven pursuant to a PPP Forgiveness Notice received by the Company prior to the Closing, (ii) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (iii) all obligations of the Company for deferred purchase price payments (including earn-outs), conditional sale obligations or under any title retention agreements, (iv) all obligations of the Company secured by a purchase money mortgage or other Lien, (v) all obligations of the Company under leases required to be capitalized in accordance with GAAP, (vi) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, any earned but unpaid compensation  (including salary, bonuses and paid time off) for any period prior to the Closing Date, and severance, termination pay or similar amounts payable to any former employee whose employment with the Company terminated prior to the Closing Date, (vii) all obligations related to any interest rate or currency swap, commodity swap, equity swap, options or similar hedging instruments, (viii) all income Taxes payable and deferred payroll Taxes, (ix) all obligations of the type referred to in clauses (i) through (viii) that are guaranteed by the Company on behalf of any other Person, and (x) and any penalties or fees related to any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations or any breakage costs, fees or expenses arising as a result of the discharge of such obligations; provided, however, that “Indebtedness” shall (a) include all amounts owing pursuant to that certain Financing Agreement, dated as of August 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), among the Company, certain affiliates thereof, the lenders party thereto from time to time and Callodine Finance, successor to Gordon Brothers Finance Company, as agent, and all related documents entered into in connection therewith and (b) not include any amounts owed or payable by the Company to the Credit Parties or any amounts included in the Working Capital Adjustment Amount.

“Indemnified Party” has the meaning set forth in Section 6.08(a).

“Independent Accountant” has the meaning set forth in Section 2.09(d).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, trade dress and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations and social media accounts, handles and designations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

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“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of, or that knowledge that would be expected to be known following reasonable inquiry by, each of the individuals listed in Section 8.01 of the Company’s Disclosure Letter; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of, or that knowledge that would be expected to be known following reasonable inquiry by, each of the individuals listed in Section 8.01 of Parent’s Disclosure Letter.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations, whether civil, criminal, investigative, appellate, at law or in equity.

“Lender” has the meaning ascribed to such term in the Forbearance Agreement.

“Liability” means any liability, indebtedness, or obligation of any kind (whether known or unknown, direct or indirect, asserted or unasserted, secured or unsecured, disputed or undisputed, joint or several, due or to become due, vested or unvested, executory, accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP), including all costs and expenses relating thereto.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, claims, options, rights of first refusal, rights of first offer, easements, servitudes, licenses to use, occupancy agreements, encroachments, transfer restrictions or other similar rights and security interests of any kind or nature whatsoever.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Nasdaq” has the meaning set forth in Section 3.03(c).

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“NOL Refunds” means any U.S. federal income tax refunds resulting from the filing of (i) Form 1139 to reflect the carry back of the net operating loss generated for the Company’s Tax year ending on January 31, 2021 and (ii) Form 1120X to reflect the carry forward of available foreign tax credits with respect to the Company’s Tax year ending on January 31, 2017 from the carryback of net operating losses or foreign tax credits that arose in taxable periods ending on or prior to January 30, 2021.

“OFAC” has the meaning set forth in Section 3.17(a).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 6.07(b).

“Parent Termination Fee” means $3,290,000.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“PBGC” has the meaning set forth in Section 3.11(d).

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property which do not impair the occupancy or use of such real property for the purposes for which it is currently used; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) except with

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respect to Intellectual Property, any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, and when referring to a Data Protection Requirement, has the same meaning as the similar or equivalent term defined thereunder.

“PPP” means the Paycheck Protection Program under the CARES Act.

“PPP Forgiveness Notice” has the meaning set forth in Section 6.23.

“PPP Lender” means Bank of America, N.A.

“PPP Loan” means the PPP loan of $735,552 under the Promissory Note dated as of April 14, 2020 executed by the Company in favor of Bank of America, N.A.

“PPP Loan Escrow Account” means the escrow account established pursuant to the PPP Loan Escrow Agreement in respect of the PPP Loan Escrow Amount.

“PPP Loan Escrow Agent” means Bank of America, N.A.

“PPP Loan Escrow Agreement” means the PPP Loan Escrow Agreement, dated as of the Closing Date, by and among the Credit Party Representative and the PPP Loan Escrow Agent, containing reasonably customary terms mutually agreeable to the Credit Party Representative and the PPP Loan Escrow Agent.

“PPP Loan Escrow Amount” means the amount outstanding under the PPP Loan as of the Closing Date.

“PPP Loan Escrow Funds” means the amounts held in the PPP Loan Escrow Account related to the PPP Loan Escrow Amount, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the PPP Loan Escrow Agreement.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Received Tax Refunds” means any tax or similar refunds from the IRS or other Governmental Entity actually received by the Company prior to the Closing.

“Related Parties” has the meaning set forth in Section 8.06(g).

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“Restricted Cash” means any cash or cash equivalents to the extent (i) such cash or cash equivalents are not immediately and freely available for distribution to the equityholders of the Company, including all cash posted to support letters of credit, performance bonds or other similar obligations and deposits with third parties (including landlords) of the Company or (ii) there is any fee, cost or expense (including any Taxes) that would be incurred by the Company in distributing or dividending such cash or cash equivalent to the equityholders of the Company.

“Replacement Warrant” has the meaning set forth in Section 2.08.

“Representatives” has the meaning set forth in Section 6.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Royalty Payments” means the aggregate royalties received by the Surviving Corporation from Carolina pursuant to Amendment No. 2 to License Agreement by and between the Company and Carolina dated February 8, 2021 for the period from the Closing Date through and including December 31, 2021.

“RSU Payments” has the meaning set forth in Section 2.07(c).

“R&W Policy” means the representation and warranty insurance policy to be issued in the name of Parent or any of its Affiliates, underwritten by Gemini Insurance Company.

“SBA” means the U.S. Small Business Administration.

“Sanctioned Country” has the meaning set forth in Section 3.17(a).

“Sanctioned Persons” has the meaning set forth in Section 3.17(a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Statement of Objection” has the meaning set forth in Section 2.09(c).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

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“Superior Proposal” means a bona fide written Takeover Proposal (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15%” shall be “50%”) that the Company Board determines in good faith, after consultation with outside counsel and its Company Financial Advisor, (i) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account all factors that the Company Board deems relevant and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.04(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which 15% or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Target Cash” means $1,000,000.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $3,290,000.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Top Licensee” has the meaning set forth in Section 3.19.

“Voting Debt” has the meaning set forth in Section 3.02(c).

“Warrants” has the meaning set forth in Section 2.08.

“Working Capital Adjustment Amount” means the amount of each of the following as of the Closing Date: (i) all prepaid royalties or other prepaid accounts receivable, (ii) all accounts payable to the extent (a) over thirty (30) days past due, (b) related to incurred but unpaid costs in connection with being a publicly listed company (including amounts due to financial printers, accountants, transfer agents, investor relations firms, proxy solicitation firms, and research firms) or (c) related to the restructuring plan as described in the Company SEC Documents.  The Working Capital Adjustment Amount shall be calculated in accordance with the principles and methods set forth in Schedule 2.09(g).

Section 9.02Interpretation; Construction.

(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and (iii) to the “ordinary course of business” with respect to a Person means the ordinary and usual course of normal day-to-day operations of such Person, consistent with past practices. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. Any reference in this Agreement to a document or information being “made available” or “provided” to Parent or Merger Sub means such document was made available to such person at least one (1) Business Day prior to the date hereof.

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(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03Survival. Between the parties hereto (and not, for the avoidance of doubt, for purposes of the R&W Policy), none of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04Governing Law. This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware; provided that each of the parties hereto agrees that (i) any Legal Actions (whether based on contract, tort or statute) against any of the Debt Source Parties arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York and (ii) except as specifically set forth in the Debt Commitment Letter (including (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representations (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent has the right to terminate its obligations hereunder pursuant to Section 8.03(b) or decline to consummate the Closing as a result thereof pursuant to Section 7.02(a) and (c) the determination of whether the Closing has been consummated in accordance with the terms hereof, which shall, in each case, be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware), all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements, the Debt Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

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Section 9.05Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in any state court located in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, any federal court of the United States located in the State of Delaware; provided that, notwithstanding the foregoing, each of the parties hereto irrevocably agrees that any Legal Action against any Debt Source Party arising out of, relating to or in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any Debt Financing Definitive Agreement brought by any party hereto or its successors or assigns shall be brought and determined exclusively in the state courts of the State of New York, Borough of Manhattan, or in the federal court of the United States of America located in Southern District of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereby or thereby in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement, the Debt Financing, the Debt Commitment Letter or the Definitive Debt Financing Agreements and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Debt Financing, the Debt Commitment Letter or the Definitive Debt Financing Agreements and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, the Debt Financing, the Debt Commitment Letter or the Definitive Debt Financing Agreements or the subject matter hereof or thereunder, may not be enforced in or by such courts.

38031572.13

Section 9.06Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE DEFINITIVE DEBT FINANCING AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE DEFINITIVE DEBT FINANCING AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE DEFINITIVE DEBT FINANCING AGREEMENTS (INCLUDING AGAINST ANY DEBT SOURCE PARTY). EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.06.

38031572.13

Section 9.07Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery) if given in person or by courier or a courier service; (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt); or (c) on the date sent by email (with written confirmation of receipt), in each case at the following addresses and emails (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	c/o Gainline Capital Partners LP 700 Canal Street, 5th Floor Stamford, CT 06902 Attention: Allan Weinstein Email: allan@gainlinecapital.com
with a copy (which will not constitute notice to Parent or Merger Sub) to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Attention: Gregory B. Astrachan Jonathan S. Kubek Email: gastrachan@willkie.com; jkubek@willkie.com
If to the Company, to:	Apex Global Brands Inc. 5990 Sepulveda Blvd., Suite 600 Attention: Henry Stupp, Chief Executive Officer Email: henrys@apex-gb.com
with a copy (which will not constitute notice to the Company) to:	Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. 3580 Carmel Mountain Road, Suite 300, San Diego, CA 92130 Attention: Scott M. Stanton Email: smstanton@mintz.com
If to the Credit Parties, to:	Eugene Robin, Credit Party Representative Cove Street Capital 2101 East El Segundo, Blvd., Suite 302 Email: erobin@covestreetcapital.com

Section 9.08Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality

38031572.13

Agreement, and the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.09No Third-Party Beneficiaries. Except as provided in Section 6.08 and Section 8.06 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing, the Debt Source Parties are express third party beneficiaries of this Section 9.09, Section 6.16, Section 6.17, Section 8.06, Section 8.07, Section 8.08, Section 9.04, Section 9.05 Section 9.06, Section 9.11, Section 9.13 and Section 9.14 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such sections) and shall be entitled to enforce such provisions directly.

Section 9.10Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub) except that Parent and Merger Sub may assign, each in its sole discretion, all of the rights, interests and obligations of Parent under this Agreement to (i) any wholly owned Subsidiary of Parent or (ii) pursuant to a collateral assignment of all of its rights hereunder to any of its Debt Financing Sources, but, in each case, no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

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Section 9.13Specific Performance.

(a)The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that prior to a valid termination of this Agreement, subject to this Section 9.13, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at Law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of Parent’s or Merger Sub’s obligation to consummate the Merger survive if this Agreement is terminated in accordance with its terms.

(b)Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

(c)Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that the Company shall not be entitled to specific performance to cause Parent to effect the Closing, unless at or following the Condition Satisfaction, (i) the Debt Financing has been funded in accordance with the terms thereof or the Debt Financing shall be funded at the Closing and (ii) the Company has irrevocably confirmed to Parent in writing that (I) the Condition Satisfaction has occurred and (II) the Company stands ready, willing and able to proceed with the Closing if specific performance is granted and the Debt Financing is funded.  For the avoidance of doubt, this Section 9.13(c) shall not limit the Company’s rights to seek and obtain specific performance that the Company shall be entitled to enforce in connection with Parent and Merger Sub’s obligations set forth in this Agreement other than their obligations to effect the Closing.

(d)Notwithstanding the foregoing, the parties hereby acknowledge and agree that in no event shall the Company or any of its Related Parties or Affiliates nor the Credit Party Representative, any Credit Party of any of their respective Related Parties or Affiliates be entitled to seek (or force, or seek the remedy of specific performance to make, Parent, Merger Sub or any of their respective Related Parties or Affiliates to seek) the remedy of specific performance of this Agreement, the Debt Commitment Letter, the Definitive Debt Financing Agreements, the Debt Financing or any other financing, in each case, against any Debt Financing Source.

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Section 9.14No Recourse to Debt Source Parties. Neither the Debt Financing Sources nor any of their respective former, current and future Affiliates and their and their Affiliates’ respective former, current and future equityholders, partners, members, Affiliates, directors, officers, employees, representatives or agents and their respective successors and assigns, together with the heirs, executors, successors and assigns of any of the foregoing (collectively, together with the Debt Financing Sources, the “Debt Source Parties”) will have any liability to the Company, the Credit Parties or any of their Affiliates or their Related Parties under this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereunder or thereunder, or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, whether at law or equity, in contract or in tort or otherwise, and none of the Company, the Credit Parties or their respective Related Parties will have any rights or claims against any of the Debt Source Parties under this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Debt Financing Agreements or any of the transactions contemplated hereunder or thereunder, or in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, whether at law or equity in contract or in tort or otherwise.  Neither the Company nor the Credit Party Representative shall seek to, and shall not permit any of their respective Related Parties or any Credit Party to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Debt Source Party.

Section 9.15Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

APEX GLOBAL BRANDS INC.

By	/s/ Henry Stupp

Name: Henry Stupp

Title: Chief Executive Officer

CREDIT PARTY REPRESENTATIVE

By	/s/ Eugene Robin

Name: Eugene Robin

Title: Credit Party Representative

[Signature Page to Merger Agreement]

38031572.13

GALAXY UNIVERSAL LLC

By	/s/ Allan Weinstein

Name: Allan Weinstein

Title: President

GALAXY APEX MERGER SUB, INC.

By	/s/ Allan Weinstein

Name: Allan Weinstein

Title: President

[Signature Page to Merger Agreement]

This proposed form of Voting Agreement is subject to revision and must be kept confidential in accordance with the terms of the Confidentiality Agreement between the recipient of this Voting Agreement and Apex.  This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by the parties.

EXHIBIT A

Form of Voting Agreement

VOTING AGREEMENT

by and between

Galaxy Universal LLC

and

[STOCKHOLDER]

Dated as of February [•], 2021

CONFIDENTIAL

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of February [●], 2021, between Galaxy Universal LLC, a Delaware limited liability company (“Parent”), and the undersigned (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.02 per share (the “Common Shares”), of Apex Global Brands Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares, together with any other Common Shares the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Eugene Robin, solely with respect to Section 2.09, 6.18, 6.22 and 6.23 of the Merger Agreement (as defined below) and in his capacity as representative, agent and attorney-in-fact, Parent, and Galaxy Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving such merger (the “Merger”), and each Common Share will be converted into the right to receive the Merger Consideration;

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote or consent of the holders of a majority of the outstanding Common Shares; and

WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, from which the Stockholder believes it will derive substantial benefits through its ownership interest in the Company, the Stockholder is entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I

DEFINITIONS

SECTION 1.1Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

CONFIDENTIAL

Article II

VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1Agreement to Vote. The Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and, without limiting the generality of the foregoing, (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement (including the prevention or delay of the satisfaction of any condition to Closing), (Y) any Takeover Proposal and any action in furtherance of any such Takeover Proposal and (Z) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder or the Company under this Agreement or the Merger Agreement.

SECTION 2.1Grant of Irrevocable Proxy.  If requested by Parent, the Stockholder shall appoint Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy.  The Stockholder affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement.  It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by the Stockholder only in accordance with applicable Law and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

SECTION 2.2Nature of Irrevocable Proxy.  Any proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto.  Any proxy that may be granted hereunder shall be a durable proxy and shall survive the death, bankruptcy, dissolution, incapacity or other inability to act by the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.  Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement.

CONFIDENTIAL

SECTION 2.3Additional Consideration.  If the Merger is consummated, the Stockholder will not receive, whether under this Agreement or otherwise, any consideration additional to the Merger Consideration in respect of the acquisition of any Common Shares held or controlled by it or its Affiliates.  If the Merger is not consummated, neither the Stockholder nor any of its Affiliates will receive a break-fee or similar payment, whether under this Agreement or otherwise.

Article III

COVENANTS

SECTION 3.1Subject Shares.

(a)The Stockholder agrees that (i) from the date hereof until the Closing Date, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.  The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer may and should be enjoined. If any involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

(b)In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.  The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired.  The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

CONFIDENTIAL

SECTION 3.2Stockholder’s Capacity; Stockholder Designees.  All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties acknowledge that if the Stockholder has a nominee or Affiliate on the Company’s board of directors (the “Board”), the parties agree that (i) such nominee or Affiliate of the Stockholder on the Board (each, a “Stockholder Designee”) shall be free to act in his capacity as a director of the Company solely in accordance with his duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action (or omitting to take any action) in facilitation of the exercise of his fiduciary duties pursuant to and in accordance with Section 6.04 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee or the omission by a Stockholder Designee to take any action, acting in his or her capacity as a director of the Company, shall be deemed to be a breach by the Stockholder of this Agreement.

SECTION 3.3Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) initiate, solicit or knowingly encourage a Takeover Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the properties, books, records or other non-public information of the Company or any of its Subsidiaries, in any such case, with the intent to induce the making, submission or announcement of, or the intent to encourage, a Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.3 or Section 6.04 of the Merger Agreement); or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Stockholder or Representatives of the Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 3.3 by the Stockholder.  The Stockholder shall, and shall cause its Subsidiaries, and each shall use reasonable best efforts to cause their respective Representatives, to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

CONFIDENTIAL

SECTION 3.4Communications. During the Voting Period, the Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall use its reasonable best efforts to cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.  The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

SECTION 3.5Voting Trusts.  The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

SECTION 3.6Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL.  The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

CONFIDENTIAL

Article IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

The Stockholder hereby represents and warrants to Parent as follows:

SECTION 4.1Due Organization, etc.  [The Stockholder is a [____] duly organized, validly existing and in good standing under the [____].] The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 4.2Ownership of Shares.  Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares.  The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.

SECTION 4.3No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing in clauses (ii) or (iii) above as would not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.

SECTION 4.4Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company.

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SECTION 4.5No Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES OF Parent

Parent hereby represents and warrants to the Stockholder as follows:

SECTION 5.1Due Organization, etc.  Parent is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

SECTION 5.2No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

Article VI

TERMINATION

SECTION 6.1Termination.  This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of:  (a) the mutual written consent of Parent and the Stockholder; (b) the Effective Time; or (c) the date of termination of the Merger Agreement in accordance with its terms.  The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VI, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 7.12, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s willful and material breach of any terms of this Agreement or fraud.  Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII shall survive the termination of this Agreement.

CONFIDENTIAL

Article VII

MISCELLANEOUS

SECTION 7.1Further Actions.  Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

SECTION 7.2Fees and Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 7.3Amendments, Waivers, etc.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.4Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery) if given in person or by courier or a courier service; (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt); or (c) on the date sent by email (with written confirmation of receipt), in each case at the following addresses and emails (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 7.4):

If to Parent, to

c/o Gainline Capital Partners LP

700 Canal Street, 5th Floor

Stamford, CT 06902

Attention: Allan Weinstein

E-mail: Allan@GainlineCapital.com

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention:  Gregory B. Astrachan

Michael E. Brandt

E-mail: gastrachan@willkie.com

mbrandt@willkie.com

CONFIDENTIAL

If to the Stockholder:

[●]
Attention:  [●]
E-mail:  [●]

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

3580 Carmel Mountain Road, Suite 300

San Diego, CA 92130
Attention:  Scott M. Stanton
E-mail:  smstanton@mintz.com

SECTION 7.5Headings.  Headings of the Articles and Sections of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 7.6Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 7.7Entire Agreement; Assignment.  This Agreement (including the Schedules to this Agreement) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.

CONFIDENTIAL

SECTION 7.8Parties in Interest.  Subject to Section 3.2, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Notwithstanding the foregoing, the Company shall be an express third party beneficiary solely of the provisions of Section 3.4.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date (except the Company solely with respect to Section 3.4).

SECTION 7.9Interpretation.  Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 7.10Governing Law.  This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

SECTION 7.11Specific Performance.  The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that the Company and Parent shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.

CONFIDENTIAL

SECTION 7.12Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state court located in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.12; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 7.13Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.

SECTION 7.14Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

CONFIDENTIAL

SECTION 7.15Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.

[Signature Pages Follow]

CONFIDENTIAL

IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

Galaxy Universal LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]

CONFIDENTIAL

[STOCKHOLDER]

By:
Name:
Title:

[Signature Page to Voting Agreement]

CONFIDENTIAL

Schedule I

Ownership of Common Shares

Name and Address of Stockholder	Number of Common Shares

108223646v.2

38031572.13

EXHIBIT B

Form of Certificate of Incorporation

(See attached)

38031572.13

EXHIBIT C

Form of Escrow Agreement

(See attached)

38031572.13

EXHIBIT D

Projected Closing Statements

(See attached)